AgroFresh
One Washington Square
510-530 Walnut Street
13th Floor ☐Suite 1350
Philadelphia, PA 19106    www.agrofresh.com

August 20, 2018

Mr. Graham Miao
7 Beth Court
Randolph, NJ 07869

Dear Graham,

I am pleased to offer you a position as Executive Vice President and Chief Financial Officer at AgroFresh Solutions, Inc. (the “Company” or “AgroFresh”) at a starting annual salary of $450,000 with salary payments made to you on a bi-weekly basis. This position reports to the Company’s Chief Executive Officer and will be located in Philadelphia, PA.

I currently anticipate your start date to be August 30, 2018. Under our Company’s management compensation program, your base salary will be reviewed annually, with consideration to the competitive market and your individual performance for appropriate increases; provided that in no event will your annual base salary be reduced. In addition, you will be eligible for the AgroFresh Performance Bonus Program, which is designed to provide a meaningful financial reward when AgroFresh meets its performance targets and you deliver excellent individual performance. For the 2018 fiscal year you shall be eligible to receive a bonus under the AgroFresh Performance Bonus Program, which bonus will be pro-rated to reflect your period of employment with AgroFresh during the 2018 fiscal year. The components of your cash compensation package, if you accept this offer of employment, are listed below.

Cash Compensation Annualized Base Salary:	$450,000
Annual Performance Bonus Target:	70% of base salary

You will receive a one-time Sign-On Bonus of $90,000, less any required taxes and withholding. This bonus will be paid six weeks after you commence employment with AgroFresh. This Sign-On Bonus is conditioned upon your acknowledgement and agreement to the following claw-back provisions: (i) if you voluntarily terminate your employment, other than for Good Reason (as defined below), or if you are terminated by the Company for Cause (as defined below), in either case within twelve (12) months following your start date, you agree to reimburse the Company for 100% of this Sign-On Bonus, reduced by the aggregate amount that results from applying the highest tax rates for federal, state and local taxes that you paid on account of the 2018 tax year to the Sign-On Bonus, or (ii) if you voluntarily terminate your employment, other than for Good Reason, or if you are terminated by the Company for Cause, in either case following the first anniversary of your start date and prior to the second anniversary of your start date, you agree to reimburse the Company for 50% of this Sign-On Bonus, reduced by 50% of the aggregate amount that results from applying the highest tax rates for federal, state and local taxes that you paid on account of the 2018 tax year to the Sign-On Bonus. You further agree that any claw-back required hereunder shall be repaid by you within thirty (30) days of the date of such voluntary termination (other than for Good Reason) or termination for Cause.

On your start date, the Company will grant you awards (collectively, the “Equity Award”) under the Company’s 2015 Incentive Compensation Plan (the “Equity Plan”), as follows:

•	Restricted Stock: That number of shares of the Company’s common stock equal to $400,000 divided by the Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the grant date

•
Options: Nonqualified stock options to purchase that number of shares of the Company’s common stock equal to $400,000 divided by the Fair Market Value of the Company’s common stock on the grant date, with an exercise price per share equal to such Fair Market Value

The Restricted Stock and Options subject to the Equity Award shall vest over three (3) years in three equal installments on each anniversary of your start date, beginning on the first anniversary of your start date; provided in each case that you are still employed by the Company on each applicable vesting date. Any unvested Restricted Stock or Options at the time you cease to be employed by the Company shall be forfeited. The Restricted Stock and Options subject to the Equity Award shall be subject to such other terms as set forth in the applicable grant agreements, in substantially the forms previously provided to you by the Company.

Starting in 2019, you will be eligible to receive annual equity awards at 125% of your annual base salary (calculated in a manner consistent with the initial Equity Award above), subject to approval of the Compensation Committee, but we anticipate the split of awards to be:

•	50% Long Term Performance Plan in the form of Restricted Stock Units

•	30% Restricted Stock

•	20% Stock Options

AgroFresh provides competitive medical, dental, vision, life insurance and retirement benefits, holidays, vacation and personal leave policies. You will receive 20 vacation days in 2019 and pro-rated in 2018 based on your start date. AgroFresh also provides two personal choice days and the following company paid holidays: New Year’s Eve Day, New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving, Christmas Eve Day, and Christmas Day.
As an executive, you will be provided additional life insurance of four times your annual base salary and the Company will reimburse you up to $15,000 per calendar year for annual tax preparation and financial planning expenses (and, solely in calendar year 2018, expenses associated with the review of this offer letter and any related employment documents by your counsel).

A summary of our current benefits program for 2018 is attached for your convenience. During your employment, you will be eligible to participate in the employee benefits offered to U.S. employees of the Company, as well as those offered to other U.S.-based executives of the Company, at levels no less favorable than that provided to other U.S.-based executive officers of the Company. Enrollment forms and instructions will be sent to you once we have received a copy of your signed offer letter. The Company reserves the right to amend, modify, and terminate benefit programs at any time at our discretion.

If your employment is terminated by the Company without Cause, or if you resign for Good Reason, in addition to the Accrued Obligations (as defined below), you will receive a severance payment of an amount equal to 1.5 times your annual base salary in effect at the time of termination (but without taking into account any reduction forming the basis of a termination for Good Reason) (except in the event of termination within twelve (12) months of your start date, in which case such payment amount shall be equal to 1.0 times your annual base salary (but without taking into account any reduction forming the basis of a termination for Good Reason)), payable in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve (12) month period from your termination date, commencing on the first payroll date that occurs on or after the Release Effective Date (as defined below), but in any event within sixty (60) days following your termination date. In addition, if you elect continued coverage for yourself and/or your spouse and other eligible dependents under any of the Company’s health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) or any comparable law (“COBRA”), for each month during which such coverage is in effect (but not more than eighteen (18) months), the Company will pay the applicable insurance provider an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Company to an active employee for comparable coverage, which monthly amount shall be payable over an eighteen (18) month period (or shorter period to the extent you elect COBRA coverage for less than eighteen (18) months). The foregoing severance benefits are expressly conditioned on (i) your execution and delivery, and non-revocation of, a valid and effective general release and waiver in substantially in the form attached hereto as Exhibit A and (ii) your continued compliance with your obligations under your Employment Agreement (as defined below).

As used in this offer letter:

“Accrued Obligations” means (i) your base salary earned through your date of termination, to the extent not already paid (to be paid on the first Company payroll date following your date of termination), (ii) any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year (to be paid when bonuses are paid to other executives under the bonus plan), (iii) reimbursement of any unreimbursed business expenses incurred by you in accordance with the Company policy prior to the date of your termination of employment (to be paid on the first Company payroll date following your date of termination), and (iv) such employee benefits, if any, as to which you may be entitled under the employee benefit plans of the Company, including without limitation, any retirement benefits, medical, life insurance or disability benefits, accrued but unpaid vacation or other benefits which you are entitled to pursuant to the terms of the applicable plans then in effect (paid at such times following your termination date as provided under the applicable plans, provided that with respect to vacation time it will be paid, to the extent reasonably practicable, on the first Company payroll date following your date of termination).

“Cause” means (i) your continued failure to substantially perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), provided that is understood that this clause (i) shall not permit the Company to terminate your employment for Cause because of dissatisfaction with the quality of services provided or disagreement with the actions that are taken in the good faith performance of your duties to the Company, (ii) fraud or embezzlement of Company property, (iii) your conviction of or plea of guilty or no contest to a felony (other than traffic offenses), (iv) your willful malfeasance or willful misconduct in connection with your duties hereunder or any act or omission taken in bad faith which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) your material breach of the Employment Agreement (or any successor agreement to the Employment Agreement). For purposes of the definition of Cause, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  In the case of clauses (i) and (v) of this paragraph, termination of your employment shall not be deemed to be for Cause unless and until the Company delivers to you a written notice detailing the specific acts that serve as the basis for the termination for Cause, within sixty (60) days of the Company becoming aware of such acts, and you fail to cure such acts within a period of thirty (30) days of receipt of the notice of termination.

“Good Reason” means, without your prior written consent, (i) a material failure of the Company to pay or cause to be paid your base salary or annual performance bonus (if any) when due, (ii) a material reduction in your base salary or the target for your annual performance bonus opportunity described above, (iii) a relocation of your primary work location of more than fifty (50) miles from the work location on your employment start date, (iv) a material reduction in your duties, authority or responsibilities; (v) a change in your reporting structure so that you do not report directly to the Chief Executive Officer or the Board of Directors of the Company; or (vii) any action or inaction that constitutes a material breach of this offer letter by the Company; provided that none of these events shall constitute Good Reason unless (a) you provide the Company with written notice of the existence of such condition within sixty (60) days after the initial existence of the condition, (b) the Company fails to remedy the condition within thirty (30) days after its receipt of such notice and (c) you resign within 30 days after the expiration of such thirty (30)-day remedy period.

“Release Effective Date” means the first date on which the release becomes irrevocable by virtue of the expiration of the revocation period without the release having been revoked.

Notwithstanding anything to the contrary herein, (i) all rights you have to indemnification as a director, officer or fiduciary pursuant to any agreement, applicable statue, Company bylaws or articles of organization as in effect from time to time shall not be impacted by the provisions of this offer letter and all such rights, if any, shall survive the termination and/or expiration of this offer letter and/or the termination of your employment with the Company; and (ii) so long as you are employed by the Company, and for a period of six (6) years following your termination of employment, the Company agrees to purchase and maintain insurance for your benefit, covering director, officer and fiduciary liability on the same basis as active directors, officers and/or fiduciaries, as applicable, of the Company. Further, on your start date, the Company shall provide you with the same indemnification agreement for which other executive officers of the Company are covered, which indemnification agreement shall be in substantially the form previously provided to you by the Company.

Notwithstanding any other provision of this offer letter to the contrary, to the extent that any payment or distribution of any type to or for you by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received the entire amount of such Total Payments. The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be determined by an accounting firm selected by you and the Company (which accounting firm’s fees shall be paid for by the Company), and shall be final and binding upon you and the Company. The accounting firm’s decision as to which of the Total Payments are to be reduced, if any, shall be made (i) only from the Total Payments that the accounting firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from the Total Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code (“Section 409A”), until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any of the Total Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any of the Total Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law.

In addition, the intent of the parties is that payments and benefits under this offer letter comply with or are exempt from Section 409A and this offer letter shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Section 409A. Any terms of this offer letter that are undefined or ambiguous shall be interpreted in a manner that complies with Section 409A to the extent necessary to comply with Section 409A. Notwithstanding anything herein to the contrary, (i) if, on the date of termination, you are a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following the date of termination (or the earliest date as is permitted under Section 409A), and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. If the portion of the severance benefits payable under this offer letter within the sixty (60) day period following your termination of employment constitutes deferred compensation and such sixty (60) day period spans two tax years, the commencement of such payment shall not commence until the second tax year. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this offer letter does not constitute a “deferral of compensation” within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. Each payment made under this offer letter shall be treated as a separate payment and the right to a series of installment payments under this offer letter is to be treated as a right to a series of separate payments. Notwithstanding the foregoing, the Company does not make any representation to you that the payments or benefits provided under this offer letter are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any of your beneficiaries for any tax, additional tax, interest or penalties that you or any of your beneficiaries may incur in the event that any provision of this offer letter, or any amendment or modification thereof, or any other action taken with respect thereto that is consistent therewith, is deemed to violate any of the requirements of Section 409A.
You will also receive relocation benefits, a summary of which is attached for your review; provided, that for purposes of clarity all references in the attached summary that reference “voluntary resignation” shall not include a resignation on account of Good Reason. You must utilize these benefits by December 31, 2020.

This offer letter, together with the other employee agreement forms described below, sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.
This job offer is contingent upon:

•
Your having proper authorization to work in the United States and, if required, obtaining the appropriate U.S. export license(s). Only U.S. citizens or nationals, U.S. Permanent Residents, or aliens who are authorized to work in the United States will be considered for employment for U.S. based positions at AgroFresh.

•
Passing your background check, which will include a criminal check: an employment and salary history verification; an academic degree and certification verification; screening for illegal and controlled substances; and passing a credit check

And, on your report-to-work date:

•
Verifying your employment eligibility by completing an I-9 form and supporting documentation. Federal law requires all employers to verify the identity and employment eligibility of all persons hired to work in the United States.

•	Signing the standard AgroFresh Employment Agreement for U.S. employees (the “Employment Agreement”), in the form previously provided to you, on your first day.

If you have obligations to your prior employers (e.g., pursuant to a signed employment agreement, non-compete agreement, secrecy agreement, etc.), AgroFresh expects that you will abide by them. If such obligations may restrict your ability to fulfill your anticipated job responsibilities at AgroFresh, you should discuss this with me or Karen Dangovetsky, Human Resource Director prior to accepting this offer.

Graham, I am confident you will find working for AgroFresh in this new capacity to be an exciting and challenging experience and hope you will give this offer your most serious consideration. Please indicate your acceptance of this offer on or before August 22, 2018 by signing and returning this letter to Karen Dangovetsky at kdangovetsky@agrofresh.com and our centralized HR mailbox at FHRAGRO@agrofresh.com

If you have any questions, please let Karen or me know. We look forward to hearing from you soon with an acceptance of the offer to join our AgroFresh team in this new capacity.

Sincerely,

/s/ Jordi Ferre
Jordi Ferre
Chief Executive Officer
AgroFresh Solutions, Inc.

/s/ Graham Miao Graham Miao	8/21/18 Date